February 7, 2007      FOR IMMEDIATE RELEASE
                                                                                                 Contact: Roland Breunig, CFO (608-757-6000)

PRESS RELEASE

Seneca Foods Corporation reported net sales of $391,012,000 for the quarter ended December 30, 2006, versus $316,253,000 for the comparable period last year. The current quarter’s net earnings were $11,322,000 or $0.92 per diluted share, compared with $6,936,000 or $0.62 per diluted share, last year.
Seneca Foods Corporation reported net sales of $822,677,000 for the nine months ended December 30, 2006, versus $717,017,000 for the comparable period last year. The year to date net earnings were $23,504,000 or $1.93 per diluted share, compared with $13,043,000 or $1.16 per diluted share, last year. Current year-to-date pre-tax results include other income of $5,159,000 which represents a net gain on the sale of five previously closed facilities.
The operating results for the nine month period ended December 30, 2006 include five months of activity related to the Signature Fruit Company, LLC acquisition completed in August, 2006. This activity resulted in net sales of approximately $110,000,000.
Seneca Foods Corporation is primarily a vegetable and fruit processing company with manufacturing facilities located throughout the United States. Its products are sold under the Libby’s®, Aunt Nellie’s Farm Kitchen®, Stokely’s®, READ®, and Seneca® labels as well as through the private label and industrial markets. In addition, under an alliance with General Mills Operations, Inc., a successor to the Pillsbury Company and a subsidiary of General Mills, Inc., Seneca produces canned and frozen vegetables, which are sold by General Mills Operations, Inc. under the Green Giant® label. Seneca’s common stock is traded on the Nasdaq National Stock Market under the symbols “SENEA” and “SENEB”.

Seneca Foods Corporation
Unaudited Condensed Consolidated Statements of Net Earnings

For the Periods Ended December 30, 2006 and December 31, 2005
(In thousands of dollars, except share data)

	Quarter		Year-to-Date
	2006	2005	2006	2005

Net sales	$391,012	$316,253	$822,677	$717,017

Plant restructuring expense (note 2)	$(374)	$(290)	$(374)	$(1,751)

Other operating income (loss), net (notes 3 and 4)	3,193	563	5,159	(842)

Operating income	$23,816	$14,548	$53,260	$32,423
Interest expense (net)	5,675	3,918	15,491	11,847
Earnings before income taxes	$18,141	$10,630	$37,769	$20,576

Income taxes	6,819	3,694	14,265	7,533

Net earnings	$11,322	$6,936	$23,504	$13,043

Earnings applicable to common stock (note 5)	$7,051	$4,254	$14,130	$7,966

Basic earnings per share	$0.93	$0.62	$1.94	$1.17

Diluted earnings per share	$0.92	$0.62	$1.93	$1.16

Weighted average shares outstanding basic	7,571,526	6,829,331	7,278,746	6,803,632

Weighted average shares outstanding diluted	7,638,916	6,896,721	7,346,136	6,871,022

Note 1: Results include the Signature Fruit Company, LLC operations from the date of acquisition in August, 2006 (five months).
Note 2: Plant restructuring expense of $374,000 is an adjustment to last year's provision for future lease payments.
Plant restructuring expense in the prior year-to-date period of $1,751,000 ($290,000 in the prior quarter) includes a provision for future lease payments of $1,306,000, a cash severance charge of $368,000, and a non-cash impairment charge of $77,000.
These charges involve a leased distribution center in the Northwestern US.
Note 3: Other operating income in the current quarter of $3,193,000 represents a net gain on the sale of two previously closed facilities.
Other operating income in the current year-to-date period of $5,159,000 represents a net gain on the sale of five previously closed facilities.
Note 4: Other operating income in the prior quarter consists of a $563,000 gain on the sale of a warehouse in Oregon.
Other operating loss in the prior year-to-date period of $842,000 consists of a $1,832,000 non-cash loss on the disposal of property and equipment and a $990,000 gain on the sale of real estate.
Note 5: The Company uses the "two-class" method for basic earnings per share by dividing the earnings allocated to common shareholders by the weighted average of common shares outstanding during the period. The diluted earnings per share includes the effect of convertible shares for the each period presented. Average common and participating shares totaled 11,695,290 for the nine months ended December 30, 2006.

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